Exhibit I-6

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

February 5, 2009

To whom it may concern
Company name:	Mitsubishi Estate Co., Ltd.
Representative:	Keiji Kimura, President and Chief Executive Officer
Securities code:	8802
Inquiries:	Koji Kiyosawa, Executive Officer,
General Manager, Corporate Communications Department
Telephone:	+81-3-3287-5200

Notice Concerning Subscription for an Allocation of New Shares to a Third Party

Mitsubishi Estate Co., Ltd. (the “Company”), today announced that its Board of Directors resolved on February 5, 2009, to subscribe for an allocation of new shares to a third party (the “Allocation of New Shares”) to be conducted by Towa Real Estate Development Co., Ltd. (“Towa”; Securities code: 8834; head office: Chuo-ku, Tokyo; President: Shigeatsu Sugiura), a consolidated subsidiary of the Company, as follows:

1.	Reason for subscribing for the Allocation of New Shares
The Company and Towa have mutually pursued synergies, for example, through joint ventures by drawing on their respective strengths against a backdrop of gradual reinforcement of the capital relationship such as the conclusion of a capital alliance agreement in December 2004 and the subsequent conversion of Towa into a subsidiary in January 2008 by the Company’s subscription for the allocation of new shares to a third party then conducted by Towa.
However, given the recent confusion in the financial markets and the credit crunch, and the resulting recession in Japan, Towa has been facing an extremely harsh business environment in which consumers are reluctant to buy condominium, thereby making Towa’s financing increasingly difficult.
In these circumstances, the Company has concluded that it is necessary to strengthen the financial base of Towa, the Company’s group company, and therefore determined to subscribe for the Allocation of New Shares.

2.	Outline of the Towa that conducts the Allocation of New Shares
(1) Trade name:	Towa Real Estate Development Co., Ltd.
(2) Title and name of representative:	Shigeatsu Sugiura, President
(3) Location:	3-13, Yaesu 2-chome, Chuo-ku, Tokyo
(4) Date of incorporation:	June 1, 1957
(5) Business description:	Real estate sales, brokerage and rental agency, property management and contracting of renovation works
(6) Fiscal year-end:	March 31
(7) Number of employees:	681 (As of December 31, 2008)
(8) Principal offices:	Head office, Nagoya Branch, Osaka Branch and Hiroshima Branch
(9) Paid-in capital:	¥17,641 million (As of December 31, 2008)
(10) Number of issued shares:	209,993,191 shares of common stock
(11) Major shareholders and shareholding ratios

Common stock (As of December 31, 2008)
Mitsubishi Estate Co., Ltd.	53.57%
Hitachi Capital Corporation	3.01%
Shinki Kimoto	2.07%
Osaka Gas Co., Ltd.	1.98%
Tepco Home Service Co., Ltd.	1.98%

(12)	Business results for the three most recent fiscal years (Millions of yen: Consolidated)
Fiscal term	Year ended March 31, 2006	Year ended March 31, 2007	Year ended March 31, 2008
Net sales	150,105	143,809	162,750
Operating income	16,421	18,343	12,789
Ordinary income	12,632	16,161	9,263
Net income	13,279	11,885	5,636
Net assets	22,801	33,179	42,057
Total assets	264,234	250,509	292,810

3.	Number of shares subscribed, subscription price and the status of shares held before/after the subscription
(1) Number of shares held by the Company before the subscription (As of February 4, 2009)

Common stock:	112,504,695 shares (Shareholding ratio of 53.57%; number of voting rights: 225,009 units)
Class A preferred stock:	2,743,000 shares (Shareholding ratio of 59.59%)
Class C preferred stock:	16,667,000 shares (Shareholding ratio of 100.00%)
Class D preferred stock:	16,667,000 shares (Shareholding ratio of 100.00%)
Class E preferred stock:	500,250 shares (Shareholding ratio of 33.35%)

(2) Number of shares subscribed by the Company

Common stock:	270,000,000 shares (Acquisition cost: ¥15,390,000,000)
Class A preferred stock:	3,730,000 shares (Acquisition cost: ¥2,987,730,000)
Class B preferred stock:	1,280,000 shares (Acquisition cost: ¥554,240,000)

(3) Number of shares held by the Company after the subscription is completed

Common stock:	382,504,695 shares (Shareholding ratio of 79.68%; number of voting rights: 765,009 units)
Class A preferred stock:	6,473,000 shares (Shareholding ratio of 77.67%)
Class B preferred stock:	1,280,000 shares (Shareholding ratio of 15.36%)
Class C preferred stock:	16,667,000 shares (Shareholding ratio of 100.00%)
Class D preferred stock:	16,667,000 shares (Shareholding ratio of 100.00%)
Class E preferred stock:	500,250 shares (Shareholding ratio of 33.35%)

Note: The shareholding ratio indicates the percentage of shares held to the total number of issued shares, with regard to the common stock and each class of the preferred stock, respectively.

4.	Schedule
February 5, 2009: Resolution at the Board of Directors
February 20, 2009: Payment of the subscription price (planned)

5.	Future prospects
As Towa is a consolidated subsidiary of the Company, the Allocation of New Shares will have no impact on the business results of the Company for the fiscal year ending March 31, 2009, on either a consolidated or a nonconsolidated basis.